                            UNITED STATES                 SEC File Number

                  SECURITIES AND EXCHANGE COMMISSION         0-12914

                        Washington, D.C. 20549

                              FORM 12b-25

                      NOTIFICATION OF LATE FILING

(Check One) ___ Form 10-K  __ Form 20-F __ Form 11-K  _X_ Form 10-Q

            __ Form N-SAR  __ Form N-CSR

               For Period Ended: June 30, 2006

                 [  ]     Transition Report on Form 10-K

                 [  ]     Transition Report on Form 20-F

                 [  ]     Transition Report on Form 11-K

                 [  ]     Transition Report on Form 10-Q

                 [  ]     Transition Report on Form N-SAR

          For the Transition Period Ended:________________________

READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM.  PLEASE PRINT OR

TYPE

Nothing in the form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above,

identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

Environmental Energy Services, Inc.

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Full Name of Registrant

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Former Name if Applicable

3350 American Terrace, Suite 215

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Address of Principal Executive Office (STREET AND NUMBER)

Boise, Idaho 83706

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City, State and Zip Code

PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.  (Check box if appropriate)

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         (a)     The reasons described in reasonable detail in Part III of

_X_              this form could not be eliminated without unreasonable

                 effort or expense;

         (b)     The subject annual report, semi-annual report, transition

 X_              report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or

                 Form N-CSR, or portion thereof, will be filed on or

                 before the fifteenth calendar day following the

                 prescribed due date; or the subject quarterly report or

                 transition report on Form 10-Q, or portion thereof, will

                 be filed on or before the fifth calendar day following

                 the prescribed due date; and

 __      (c)     The accountant's statement or other exhibit required by

                 Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.  (Attach Extra Sheets if Needed)

The Company was unable to file its Form 10-Q for the quarter ended June 30, 2006 within the prescribed time period without unreasonable effort and expense due to the material transactions that occurred near the end of the period and following the end of the period that affect the disclosure to be contained in the report.

PART IV - OTHER INFORMATION

(1)      Name and telephone number of person to contact in regard to this notification

              Greg Holsted              (208)                287-4471

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                (Name)               (Area Code)        (Telephone Number)

(2)      Have all other periodic reports required under Section 13 or

         15(d) of the Securities Exchange Act of 1934 or Section 30 of the

         Investment Company Act of 1940 during the preceding 12 months or or such shorter period that the registrant was required to file such reports been filed?  If answer is no identify report(s).

         _X Yes   __ No

(3)      Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? ___ Yes _X__ No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

{A0033731.DOC}

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                     ENVIRONMENTAL ENERGY SERVICES, INC.

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               (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

                                       ENVIRONMENTAL ENERGY SERVICES, INC.

Date:  August 15, 2006                 By /s/ Greg Holsted

                                       -----------------------------------

                                       Greg Holsted, Chief Financial

                                       Officer

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